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                                                                     EXHIBIT 4.3



                       FIRST AMENDMENT TO RIGHTS AGREEMENT

               This First Amendment to Rights Agreement (this "Amendment") is made effective as of June 22, 2001 ("Effective Date"), by and between Callaway Golf Company, a Delaware corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent ("the Rights Agent").


                                   BACKGROUND

               A. The Company and Rights Agent are parties to that certain Rights Agreement, dated June 21, 1995 (the "Agreement");

               B. On or about July 1, 1999, the Company reincorporated in, and is now organized and existing under the laws of, the State of Delaware; and

               C. The Company and Rights Agent desire to amend the Agreement to provide that the applicable governing law for the Agreement shall be Delaware law and applicable federal law.


                                    AMENDMENT

               NOW, THEREFORE, from and after the Effective Date, the Agreement is hereby amended as follows:

               1. Section 32 of the Agreement is hereby deleted in its entirety and replaced with the following:

               "32. Governing Law.

               This Agreement, and each Right and each Rights Certificate issued hereunder, shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State and applicable federal law."

               2. After the Effective Date, each reference in the Agreement to the "Agreement" shall mean and refer to the Agreement as amended hereby. Except as provided in this Amendment, the Agreement and all related documents shall remain in full force and effect and are ratified and confirmed.

               IN WITNESS WHEREOF, this Amendment has been executed, and shall be effective, as of the Effective Date.



CALLAWAY GOLF COMPANY                         MELLON INVESTOR
                                              SERVICES LLC


By: /s/ RONALD A. DRAPEAU                     By: /s/ MARTHA O. MIJANGO
    ----------------------------------            ------------------------------
        Ronald A. Drapeau                             Martha O. Mijango
        President and Chief Executive                 Assistant Vice President
        Officer